Exhibit 4.24                                                   22 February 2005

                                 FUTUREMEDIA PLC
                                   Nile House
                                   Nile Street
                                Brighton BN1 1HW



[  ] February 2005

[Name and address of Director]



Dear [               ],

This is to confirm the terms of your appointment as a non-executive director of Futuremedia PLC (the "Company") with effect from [ ] 2005 (the "Effective Date").

As the Company's ADRs are traded on the Nasdaq Stock Market ("Nasdaq"), the Company is bound by the Nasdaq rules (the "Nasdaq Rules") and the rules and regulations of the US Securities and Exchange Commission (the "SEC Rules"). Further, all directors of the Company are required to comply with applicable rules and policies of the Company in effect from time to time including (i) the Company's Code of Business Conduct (the "Code"), and (ii) the Company's Policy Statement On Securities Trades by Company Officers, Directors And Certain Other Significant Employees (the "Trading Policy"), copies of which have been provided to you.

In addition, as used herein, the following terms shall have the meaning indicated:

"Board" means the Board of Directors of Futuremedia PLC from time to time.

"Group" means Futuremedia PLC and its subsidiary and associated companies from time to time.

1.    Appointment

1.1 You will provide your services as a non-executive director on such dates as are reasonably agreed between the Company and yourself (excluding for the avoidance of doubt any day on which you are, through ill-health, unfit to provide such services).

2.    Remuneration and Expenses

2.1 During your appointment as a non-executive director, you will be paid a director's fee of GBP2,500 per month (exclusive of VAT), payable monthly in advance, as well as an additional monthly fee of GBP250 for each committee of the Board on which you serve.

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2.2   You will be granted  options to  purchase  ____________  ordinary  shares,
      1-1/9 pence nominal value, of the Company on the Effective Date (or as soon thereafter as practicable) pursuant to the Company's Unapproved Executive Share Option Scheme, as amended (the "Scheme"), which options shall become exercisable in full commencing one year from the date of grant. Further, so long as you remain a director of the Company and for each year commencing with the Company's fiscal year beginning May 1, 2005, you will be granted options to purchase an additional 50,000 ordinary shares pursuant to the Scheme immediately following the announcement by the Company of its annual results, which options shall be exercisable commencing one year from the date of grant. The Company may be prohibited from issuing shares to you upon exercise of options in accordance with the provisions of the Trading Policy or while you are otherwise in possession of material, non-public information and the issuance of shares to you may be delayed accordingly at the Company's discretion.

2.3 Other than as set forth in Section 2.1 and 2.2, you will not be entitled to participate in any share, bonus or pension schemes or other fringe benefit arrangements, nor will you be entitled to any compensation for loss of office.

2.4 The remuneration set out in this letter relates exclusively to Board and Board committee service. Any arrangement involving remuneration or payments for other services must be separately agreed in writing in advance by the Company.

2.5 The Company undertakes to pay to you all reasonable expenses for travel and maintenance that may have been incurred by you in furtherance of your duties, upon production of receipts or, at the sole discretion of the Company where these are unavailable, following a detailed explanation of such expenses. At all times the most reasonable cost effective method should be used.

3.    Duties

3.1 You will undertake such duties and powers being compatible with your appointment as a non-executive director of the Company in relation to the Company and any Group companies and their respective businesses, as the Board may from time to time reasonably request, including but not limited to attending meetings of the Board, the Annual General Meeting, meetings of committees to which you have been appointed and, if so requested by the Board, attending meetings with third parties. You will be expected to attend all such meetings unless you are absent due to sickness or for some other valid reason that has been notified to the Board.

3.2 You will be expected to serve on one or more of the Board committees and such other offices in Group related matters as the Board may require from time to time.

4.    Confidential Information

4.1 You undertake to the Company that you shall not, except as authorised or required by the Company or as compelled by law or competent regulatory authority, reveal or use, directly or indirectly, and whether before or after the termination of this appointment, any of the trade secrets or confidential information concerning the organisation, business, finances, transactions or affairs of the Company or any Group company which may come or has come to your knowledge during the continuance of this appointment and shall keep all such trade secrets and information confidential and shall not use or attempt to use any such secrets or confidential information in any manner which injures or causes loss or which may injure or cause loss, whether directly or indirectly, to the Company and/or any Group companies or to their respective businesses or may be likely to do so.

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5.    Termination

5.1 Your appointment will terminate automatically with immediate effect and without payment of compensation upon the occurrence of any of the following events:

      5.1.1 if you resign as a director of the Company for any reason;

      5.1.2 in the event that you are removed as a director of the Company at any general meeting of the Company;

      5.1.3 if you shall be removed from office by notice in writing served upon you by all your co-directors or if your office shall be vacated pursuant to any provision of the Articles of Association of the Company from time to time (save that your office shall not be deemed to have been vacated if you retire as a director by rotation at any Annual General Meeting and are re-elected as a director at that meeting); or

      5.1.4 if you are not re-elected as a director when you submit yourself for re-election.

5.2 Your appointment may also be terminated by 90 days notice in writing given at any time either by you or the Company.

5.3 A termination pursuant to Section 5.2 shall be without payment of damages or compensation (save that you shall be entitled to any accrued fees or expenses under the terms of this letter of appointment to the date of such termination).

5.4 The Board reserves the right to terminate your appointment with immediate effect without payment of compensation by written notice if you accept a position with or acquire interests in another company, without prior Board approval, which in the Board's reasonable opinion is likely to give rise to a material conflict of interest in your position as a director of the Company. If any conflict with your duties as a director does arise, you should consult the Board immediately.

5.5 For the avoidance of doubt, you accept and agree that you are not an employee of the Company and will have no claims against the Company on termination of your appointment.

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6.    Company Property

      All confidential material and information and all other documents, papers and property (on whatever media and wherever located) which may have been made or prepared by you, or at your request or have come into your possession or under your control in the course of your appointment or which relate in any way to the Company, the business (including prospective business) or affairs of the Company or of any customer, supplier, agent, distributor or sub-contractor of the Company shall as between the Company and you be deemed to be the property of the Company. You shall deliver up all such documents and other property, including all copies, to the Company immediately upon the termination of your appointment or at any earlier time on demand.

7.    Other Appointments

      Subject to Section 5.4 above, the Company agrees that you will be free to accept other appointments and directorships provided that such appointments and directorships and any duties which you may be required to perform in respect of such appointments or directorships are disclosed to the Board and the Board is of the reasonable opinion that they will not in any way conflict with the interests of the Company or of its subsidiaries or their respective businesses.

8.    Warranties and Undertakings

      The Company

8.1   warrants to you that:

      8.1.1 as  at  the  date  of  this  letter  of  appointment   all  filings,
            notifications and returns under the Companies Acts and all applicable fiscal and other laws and regulations have been or will be duly made; and

      8.1.2 all necessary Board resolutions and formalities required by law for your appointment and the entry of the Company into this letter of appointment, have been or will be passed or otherwise complied with.

8.2   undertakes to you that:

      8.2.1 the appropriate filings and notifications in connection with your appointment will be made at the Companies Registry within the relevant time limits:

9.    Memorandum and Articles of Association

      A copy of the Company's Memorandum and Articles of Association is enclosed for your information.

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10.   Insurance

      The  Company  currently   maintains   directors  and  officers   liability
      insurance, details of which are available upon request. The Company will arrange for you to be included in such cover.

                           [Signature Page to Follow]

Please sign the enclosed duplicate of this letter and return it to the Company to signify your acceptance of the terms set out above.

Signed by:


----------------------------------------------------
For and on behalf of Futuremedia PLC




I hereby agree to the terms set out above.


----------------------------------------------------
[Director]



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